EXHIBIT 3.1
FOURTH AMENDED AND RESTATED
ARTICLES OF INCORPORATION
Of
BERKSHIRE HATHAWAY ENERGY COMPANY
TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:
Pursuant to the provisions of Sections 1006 and 1007 of the Iowa Business Corporation Act (the “Act”) (Iowa Code Chapter 490), the undersigned corporation hereby amends and restates the Third Amended and Restated Articles of Incorporation of the Corporation (the "Current Articles") by adopting the following Fourth Amended and Restated Articles of Incorporation (these “Articles of Incorporation”), which reflects a reclassification of the issued and then-outstanding shares of the Common Stock (as defined below) to effect a reverse split of all of the issued and then-outstanding shares of the Common Stock, in the aggregate, into one share of the Common Stock and a reduction in the number of authorized shares of Common Stock. The undersigned corporation hereby certifies the following:
1.The name of the corporation is Berkshire Hathaway Energy Company (the "Corporation").
2.These Articles of Incorporation amend the Current Articles and were duly approved by the sole shareholder of the Corporation in the manner required by the Act and the Current Articles.
3.These Articles of Incorporation consolidate all prior amendments into a single document and supersede the Current Articles and all previous versions of the Corporation's articles of incorporation and all amendments thereto.
4.These Articles of Incorporation shall become effective as of 11:59 p.m. Central Time on December 30, 2024.
5.The text of these Articles of Incorporation is as follows:
ARTICLE I.

The name of the corporation is “Berkshire Hathaway Energy Company” (hereinafter sometimes called the “Corporation”) and its registered office shall be located at 400 East Court Avenue, Suite 110, Des Moines, Iowa 50309 with the right to establish and maintain branch offices at such other points within and without the State of Iowa as the Board of Directors of the Corporation (the “Board of Directors”) may, from time to time, determine. The name of the Corporation’s registered agent at such registered office is C T Corporation System.
ARTICLE II.

The nature of the business or purposes to be conducted or promoted is to engage in any or all lawful act or activity for which a corporation may be incorporated under the Act.
ARTICLE III.

A.The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is 100,000,100, of which 100 shares shall be designated as Common Stock, no par value (“Common Stock”), and of which 100,000,000 shares shall be designated as Preferred Stock, $0.01 par value (“Preferred Stock”).

B.The shares of authorized Common Stock shall be identical in all respects and shall have equal rights and privileges. For all purposes, each registered holder of Common Stock shall, at each meeting of shareholders, be entitled to one vote for each share of Common Stock held, either in person or by proxy duly authorized in writing. Except to the extent required by law or as permitted by these Articles of Incorporation, as amended from time to time, the registered holders of the shares of Common Stock shall have exclusive voting rights.
C.The Board of Directors, at any time or from time to time, may, and is hereby authorized to, issue and dispose of any of the authorized and unissued shares of Common Stock and any issued but not outstanding shares for such kind and amount of consideration and to such persons, firms or corporations, as may be determined by the Board of Directors, subject to any provisions of law then applicable. The holders of Common Stock shall have no preemptive rights to acquire or subscribe to any shares, or securities convertible into shares, of Common Stock.
D.The Board of Directors, at any time or from time to time may, and is hereby authorized, by amendment to these Articles of Incorporation (including by adoption of one or more certificates of designation), to further divide the authorized and unissued shares of Preferred Stock into one or more classes or series and in connection with the creation of any such class or series to determine the terms of, including the designations, preferences, limitations and relative rights of, such class or series of Preferred Stock. The Board of Directors may from time to time decrease the number of shares of any such series or class of Preferred Stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to such series or class shall no longer constitute part thereof. All shares of each series of Preferred Stock created and authorized by the Board of Directors shall be identical in all respects as to relative rights and preferences, except as to the following rights and preferences as to which there may be variations between different series if so determined by the Board of Directors:
(i)the rate of dividend and the dates on which dividends are payable, including any penalties or accruals related thereto;
(ii)the price at and the terms and conditions upon which shares may or shall be redeemed;
(iii)the amount payable upon shares in the event of involuntary or voluntary liquidation;
(iv)sinking fund or other provisions for the redemption or purchase of shares;
(v)the terms and conditions, if any, on which shares may be converted; and
(vi)voting rights, if any.
E.The Board of Directors, at any time or from time to time may, and is hereby authorized to, create and issue, whether or not in connection with the issue and sale of any shares of its Common Stock or other securities of the Corporation, warrants, rights and/or options entitling the holders thereof to purchase from the Corporation any shares of its Common Stock or other securities of the Corporation. Such warrants, rights, or options shall be evidenced by such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, the time or times (which maybe limited or unlimited in duration) at or within which, and the price or prices (which shall be not less than the minimum amount prescribed by law, if any) at which any such shares or other securities may be purchased from the Corporation upon the exercise of any such warrant, right or option, shall be fixed and stated in the resolution or resolutions of the Board of Directors providing for the creation and issue of such warrants, rights or options. The Board of Directors is hereby authorized to create and issue any such warrants, rights or options from time to time for such consideration, if any, and to such persons, firms or corporations, as the Board of Directors may determine.
F.The Corporation may authorize the issue of some or all of the shares of any or all of the classes of its capital stock without certificates.
G.The Corporation shall not be required to issue certificates representing any fraction or fractions of a share of stock of any class but may issue in lieu thereof one or more non-dividend bearing and non-voting scrip certificates in such form or forms as shall be approved by the Board of Directors, each scrip certificate representing a fractional interest in one share of stock of any class. Such scrip certificates upon presentation together with similar scrip certificates representing in the aggregate an interest in one or more full shares of stock of any class shall entitle the holders thereof to receive one or more full shares of stock of such class. Such scrip certificates shall contain any information required by the Act and, at the option of the Corporation, may contain such terms and conditions as shall be fixed by the Board of Directors and may become void and of no effect after a period to be determined by the Board of Directors and to be specified in such scrip certificates.
H.The Corporation shall be entitled to treat the person in whose name any share of Common Stock or Preferred Stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any person, whether or not the Corporation shall have notice thereof except as may be expressly provided otherwise by the laws of the State of Iowa.
ARTICLE IV.

A series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created. The preferences, voting rights, limitations and relative rights of such series of Preferred Stock are as follows:
A.Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “4% Perpetual Preferred Stock,” with par value $0.01 per share (“4% Perpetual Preferred Stock”). The authorized number of shares of 4% Perpetual Preferred Stock is 3,750,000.
B.Dividends.
(i)From and including the date of issuance of any shares of 4% Perpetual Preferred Stock, dividends at the rate per annum of 4.00% on the 4% Perpetual Preferred Original Issue Price per share shall accrue and accumulate daily on such shares of 4% Perpetual Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to 4% Perpetual Preferred Stock) (the “Accumulating Dividends”). Accumulating Dividends shall accumulate from day to day (calculated on the basis of 30 day months and a 12 month year), whether or not declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, compound semi-annually, be cumulative and, if declared by the Board of Directors out of funds legally available therefor, shall be payable in cash semi-annually in arrears on May 15 and November 15 of each year (each, a “Dividend Payment Date”). The Board of Directors shall have the right at any time, and from time to time and for varying lengths of time, not to declare the payment in cash of Accumulating Dividends out of funds legally available therefore on a date that would be a Dividend Payment Date if so declared by the Board of Directors and, to the extent not declared, the Corporation shall be under no obligation to pay in cash any such Accumulating Dividends on such Dividend Payment Date. Despite such deferral, Accumulating Dividends shall continue to accumulate and compound semi-annually. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in these Articles of Incorporation) the holders of 4% Perpetual Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of 4% Perpetual Preferred Stock in an amount at least equal to the amount of the aggregate Accumulating Dividends then accumulated on such share of 4% Perpetual Preferred Stock and not previously paid. The “4% Perpetual Preferred Original Issue Price” shall mean $1,000 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to 4% Perpetual Preferred Stock; the “Dividend Period” means the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date, provided that the initial Dividend Period shall be the period from and including the date on which a share of 4% Perpetual Preferred Stock is first issued to, but excluding the next Dividend Payment Date.

(ii)Dividends that are payable on 4% Perpetual Preferred Stock on any Dividend Payment Date will be payable to holders of record of 4% Perpetual Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date, regardless of whether or not such date is a business day.
(iii)The Corporation shall not declare, pay or set aside any dividends on shares of 4% Perpetual Preferred Stock if such declaration, payment or setting aside of dividends would constitute an event of default by the Corporation under, or is otherwise prohibited by, the terms of any indebtedness for borrowed money incurred by the Corporation pursuant to a credit facility with a bank or other financial institution or any bonds, notes or similar instruments issued pursuant to an indenture or debenture to which the Corporation is a party.
C.Voting Rights.
(i)Whenever at any time or times, the Accumulating Dividends on the shares of 4% Perpetual Preferred Stock have not been paid in cash for an aggregate of three consecutive Dividend Periods or more, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of 4% Perpetual Preferred Stock shall have the right, voting together as a separate class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at a special meeting of shareholders called for that purpose, which shall be called by the Board of Directors as soon as reasonably practicable thereafter, and at each subsequent annual meeting of shareholders until all Accumulating Dividends for all past Dividend Periods, including the latest completed Dividend Period on all outstanding shares of 4% Perpetual Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to 4% Perpetual Preferred Stock, except as otherwise provided herein or by law, subject to revesting in the event of each and every subsequent default of the character mentioned above; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded. Upon any termination of the right of the holders of shares of 4% Perpetual Preferred Stock to vote for directors of the Corporation as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of then-outstanding 4% Perpetual Preferred Stock, voting separately as a class, to the extent the voting rights of such holders described above are then exercisable. If the seat of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.
(ii)The Corporation will not, without the consent of holders of a majority of the shares of the then-outstanding 4% Perpetual Preferred Stock, voting as a separate class, effect any of the following transactions (in each case referring to a single transaction or series of related transactions): (a) any amendment or alteration of these Articles of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to 4% Perpetual Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation or (b) any amendment, alteration or repeal of any provision of these Articles of Incorporation or any applicable certificate of designation or resolution so as to change the rights, preferences, privileges or voting powers of 4% Perpetual Preferred Stock. No vote or consent of the holders of 4% Perpetual Preferred Stock shall be required pursuant to this clause (ii) if, at or prior to the time when any such vote or consent would otherwise be required, all outstanding shares of 4% Perpetual Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, as required in Section E of this Article IV.

(iii)Except as set forth herein, or as otherwise provided by law, holders of shares of 4% Perpetual Preferred Stock shall have no voting rights.
D.Liquidation, Dissolution or Winding Up. Upon any involuntary or voluntary liquidation, dissolution, recapitalization, winding-up or termination of the Corporation (each, a “Liquidation Event”), the assets of the Corporation available for distribution to the holders of the Corporation’s capital stock shall be distributed in the following priority, with no distribution pursuant to the second priority until the first priority has been fully satisfied:
(i)first, to the holders of shares of 4% Perpetual Preferred Stock ratably, until each share of 4% Perpetual Preferred Stock shall have received the 4% Perpetual Preferred Original Issue Price plus the aggregate Accumulating Dividends then accumulated on such share of 4% Perpetual Preferred Stock and not previously paid as of the date of the Liquidation Event (the “Liquidation Preference”); and
(ii)second, upon completion in full of the distributions pursuant to the foregoing clause (i), to the holders of Common Stock ratably.
Neither the consolidation, merger or other business combination of the Corporation with or into any other entity or entities, nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation to any person(s) or entity(s), shall be deemed to be a Liquidation Event.
If, in connection with any distribution upon a Liquidation Event in accordance with this Section D, the assets of the Corporation are not sufficient to pay in full the Liquidation Preference with respect to all outstanding shares of 4% Perpetual Preferred Stock, holders of 4% Perpetual Preferred Stock shall share ratably as among themselves in any such distribution in proportion to the full Liquidation Preferences to which they are entitled for shares of 4% Perpetual Preferred Stock held by them as of the date of such Liquidation Event.
E.Maturity; Redemption.
(i)Maturity; Mandatory Redemption. The 4% Perpetual Preferred Stock is perpetual and has no maturity date. No share of 4% Perpetual Preferred Stock shall be subject to any sinking fund or other mandatory right of redemption or repurchase accruing to the holders thereof other than as specified in Section E(iii) below in the event of a Change in Control.
(ii)Optional Redemption by the Corporation.
a)Subject to applicable law, at the option of the Corporation, the 4% Perpetual Preferred Stock may be redeemed, in whole or in part, out of funds legally available therefor, at any time, at a redemption price per share equal to the Liquidation Preference then in effect per share of 4% Perpetual Preferred Stock, upon delivery by the Corporation of prior written notice of such redemption to each holder of 4% Perpetual Preferred Stock in accordance with this Section E(ii).
b)Notice of every redemption of shares of 4% Perpetual Preferred Stock pursuant to this Section E(ii) shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 10 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section (E)(ii)(b) shall be conclusively presumed to have been duly given, whether or not the holder received such notice, and failure to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of 4% Perpetual Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of 4% Perpetual Preferred Stock. Each notice of redemption given to the holder shall state: (1) the redemption date; (2) the number of shares of 4% Perpetual Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holders; (3) the redemption price; and (4) the place or places where such shares are to be surrendered for payment of the redemption price.

c)In case of any redemption of part of the shares of 4% Perpetual Preferred Stock at the time outstanding in accordance with this Section E(ii), the shares to be redeemed shall be selected pro rata. If the 4% Perpetual Preferred Stock is held by more than one holder and less than all the outstanding shares of such series are to be redeemed, the amount to be redeemed shall be allocated among the holders of such class pro rata in accordance with the amount held by each. Subject to the provisions of this Section E(ii), the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of 4% Perpetual Preferred Stock shall be redeemed pursuant to this Section E(ii) from time to time.
(iii)Redemption Offer upon Change in Control.
a)In the case of a Change in Control, the holder of any share or shares of outstanding 4% Perpetual Preferred Stock may, at its option, elect to have such share or shares of 4% Perpetual Preferred Stock redeemed by the Corporation pursuant to a Change in Control Offer (as defined below). In such Change in Control Offer, the Corporation shall offer a payment in cash in an amount equal to the Liquidation Preference of such share or shares at the time of such Change in Control. “Change in Control” means a transaction or a series of related transactions which results in any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934), other than Berkshire Hathaway Inc. or its affiliates, acquiring more than 50% of the voting power or economic beneficial interest in the equity securities or business of the Corporation, whether pursuant to a sale of capital stock of the Corporation, the sale of assets of the Corporation or a subsidiary thereof, or a merger or consolidation involving the Corporation.
b)The Corporation shall mail a notice in accordance with this Section E(iii)(b) (a “Change in Control Offer”) to each holder promptly after the Corporation learns that a Change in Control will occur or has occurred, and in any event within 10 business days after learning that such Change in Control will occur or has occurred. For the avoidance of doubt, if the Corporation is a party to a transaction or series of transactions that constitute a Change in Control, the Corporation shall learn that such Change in Control shall occur for purposes of this Section E(iii)(b) when the Corporation enters into definitive agreements providing for the Change in Control. Such Change in Control Offer shall describe the transaction or transactions that will constitute such Change in Control and offering to redeem the 4% Perpetual Preferred Stock for the Liquidation Preference on the date specified in such notice (the “Change in Control Payment Date”), which date shall be no later than 30 calendar days following the later of (1) the date on which the Change in Control occurs or (2) the date of such Change in Control Offer. In addition, such Change in Control Offer shall further state: (A) the amount of the Liquidation Preference; (B) that the holder may elect to have all or any portion of its shares of 4% Perpetual Preferred Stock redeemed pursuant to the Change in Control Offer; (C) that any shares of 4% Perpetual Preferred Stock to be redeemed must be surrendered for payment of the Liquidation Preference at the office of the Corporation or any redemption agent selected by the Corporation therefor together with any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Corporation, as applicable (if reasonably required by the redemption agent or the Corporation, as applicable); (D) that, upon a holder’s compliance with clause (C), payment of the Liquidation Preference will be made to the holder on the Change in Control Payment Date to the account specified by such holder to the Corporation in writing; (E) the date and time by which the holder must make its election, provided that such date may not be more than five days prior to the Change in Control Payment Date; and (F) that any holder may withdraw its election notice with respect to all or a portion of their shares of 4% Perpetual Preferred Stock at any time prior to 5:00 p.m. (New York City time) on the business day immediately preceding the Change in Control Payment Date. If the Corporation fails to deliver a Change in Control Offer to each holder in accordance with this Section E(iii)(b), (x) each such holder may provide written notice to the Corporation at any time after the occurrence of a Change in Control notifying the Corporation that it elects to exercise its right to require redemption of all or a portion of such holder’s shares of 4% Perpetual Preferred Stock in exchange for the applicable Liquidation Preference, and the Corporation shall be required to redeem such shares, as if the Corporation had not failed to deliver the Change in Control Offer and (y) the applicable Change in Control Payment Date shall be 30 calendar days following the later of (1) the date on which the Change in Control occurs or (2) the date on which such holder mails written notice of such election to the Corporation.
c)On the Change in Control Payment Date, the Corporation shall, to the extent lawful: (1) accept for payment all shares of 4% Perpetual Preferred Stock validly tendered pursuant to the Change in Control Offer; and (2) pay the applicable Liquidation Preference for each share of 4% Perpetual Preferred Stock validly tendered pursuant to the Change in Control Offer to the holder of such share of 4% Perpetual Preferred Stock.
d)The Corporation will not be required to make a Change in Control Offer upon a Change in Control if a third party makes the Change in Control Offer and pays the Liquidation Preference in the manner, at the times and otherwise in substantial compliance with the requirements set forth herein applicable to a Change in Control Offer made by the Corporation and purchases all shares of 4% Perpetual Preferred Stock validly tendered under such Change in Control Offer.
e)At the option of the Corporation, a Change in Control Offer may be made in advance of the date of a Change in Control, conditional upon such Change in Control occurring, if a definitive agreement is in place for the Change in Control at the time the Change in Control Offer is made.
(iv)Any 4% Perpetual Preferred Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in any certificate of designation or resolution creating a series of Preferred Stock or any similar stock or as otherwise required by law.
F.Conversion. Holders of shares of 4% Perpetual Preferred Stock shall have no right to exchange or convert such shares into any other securities.
ARTICLE V.

The term of corporate existence of the Corporation shall be perpetual.
ARTICLE VI.

The private property of the shareholders of the Corporation shall be exempt from all corporate debts.
ARTICLE VII.

A.A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:
(i)for any action not in good faith or which the director did not reasonably believe to be in the best interests of the Corporation;
(ii)for any receipt of a financial benefit to which the director was not entitled;
(iii)for any breach of the director’s duty of fair dealing with the Corporation or its shareholders; or
(iv)under Section 490.831, or a successor provision, of the Act.
B.If, after the date these Articles of Incorporation are filed with the Iowa Secretary of State, the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of Section A or this Section B of this Article VII by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII.

Any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than 90% of the votes entitled to vote at a meeting at which all shares entitled to vote on such action were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Iowa, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders of the Corporation are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certificate of registered mail, return receipt requested. Prompt notice of the taking of a corporate action without a meeting by less than unanimous written consent of the shareholders of the Corporation shall be given to those shareholders who have not consented in writing.
ARTICLE IX.
A.Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitration and whether formal or informal (“proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity while serving as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the Act permitted the Corporation to provide prior to such amendment), against all reasonable expenses, liability and loss (including without limitation attorneys’ fees, all costs, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director, officer or employee in his or her capacity as a director, officer or employee (and not in any other capacity in which service was or is rendered by such person while a director, officer or employee including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon due authorization by a majority of disinterested directors or shareholders of the Corporation and upon delivery to the Corporation of (i) a written undertaking, by or on behalf of such director, officer or employee, to repay all amounts so advanced if it should be determined ultimately that such director, officer or employee is not entitled to be indemnified under this Article IX or otherwise, or (ii) a written affirmation by or on behalf of such director, officer or employee that, in such person’s good faith belief, such person has met the standards of conduct set forth in the Act.
B.If a claim under Section A is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action that the claimant has not met the standards of conduct which make it permissible under the Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Act shall not be a defense to the action or create a presumption that the claimant had not met the applicable standard of conduct.
C.Indemnification provided hereunder shall, in the case of the death of the person entitled to indemnification, inure to the benefit of such person’s heirs, executors or other lawful representatives. The invalidity or unenforceability of any provision of this Article IX shall not affect the validity or enforceability of any other provision of this Article IX.
D.Any action taken or omitted to be taken by any director, officer or employee in good faith and in compliance with or pursuant to any order, determination, approval or permission made or given by a commission, board, official or other agency of the United States or of any state or other governmental authority with respect to the property or affairs of the Corporation or any such business corporation, not-for-profit corporation, joint venture, trade association or other entity over which such commission, board, official or agency has jurisdiction or authority or purports to have jurisdiction or authority shall be presumed to be in compliance with the standard of conduct set forth in Section 490.851 (or any successor provision) of the Act whether or not it may thereafter be determined that such order, determination, approval or permission was unauthorized, erroneous, unlawful or otherwise improper.
E.Unless finally determined, the termination of any litigation, whether by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the action taken or omitted to be taken by the person seeking indemnification did not comply with the standard of conduct set forth in Section 490.851 (or any successor provision) of the Act.
F.The rights conferred on any person by this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.
G.The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Act.
ARTICLE X.

These Articles of Incorporation may be amended, repealed, changed or modified by the Board of Directors or at any annual meeting of shareholders of the Corporation or at a special meeting being called for that purpose or by written consent, in compliance with the applicable statutes of the State of Iowa and the other provisions of these Articles of Incorporation.
These Articles of Incorporation supersede the Third Amended and Restated Articles of Incorporation of the Corporation. These Articles of Incorporation were approved by written consents signed by the holders of outstanding shares having not less than 90% of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted and in the manner required by Sections 1006 and 1007 of the Act.
These Fourth Amended and Restated Articles of Incorporation are to be dated December 19, 2024 and shall be effective as of 11:59 p.m. Central Time on December 30, 2024.
Berkshire Hathaway Energy Company
By: /s/ Natalie L. Hocken
Name: Natalie L. Hocken
Title: Senior Vice President & General Counsel